Exhibit No. 99
                                                                --------------


FOR IMMEDIATE RELEASE                Contact:    Kathleen P. Mullinix, Ph.D.
                                                 Synaptic Pharmaceutical
                                                 (201) 261-1331, ext. 103


Media:   Douglas Johnson, Ph.D.     Investors:   Karen Sheppard / Lev Janashvili
         GreenTree Communications                RF-Binder Partners
         (800) 428-8796                          (212) 593-5815/(212) 583-2767


                 SYNAPTIC PHARMACEUTICAL ANNOUNCES $41.0 MILLION
                     PRIVATE FINANCING LED BY WARBURG PINCUS

PARAMUS,  NJ,  August 3, 2001 -- Synaptic  Pharmaceutical  Corporation  (Nasdaq:
SNAP) today announced that it will raise up to $41.0 million in a two-stage private financing led by Warburg Pincus. In the first stage of the convertible preferred stock offering that is expected to close later today, the Company will receive $9.4 million. In the second stage, which is subject to shareholder approval, the Company expects to raise an additional $31.6 million. Upon completion of both stages, Synaptic will have issued an additional 7.6 million common share equivalents at an average price of $5.42 per share.

Kathleen P. Mullinix, Ph.D., chairman, president and chief executive officer, stated, "Synaptic now has the capital, together with the right business strategy, to accelerate its development programs and unlock the value of its G protein-coupled receptor technology estate. The expertise of Warburg Pincus in guiding biopharmaceutical companies and its financial strength will help Synaptic achieve the stated goal of filing at least one IND per year for the next several years. We remain on track to file an IND for our depression program in the fourth quarter of this year."

"As a leading drug discovery company utilizing G protein-coupled receptors as targets for novel therapeutics, Synaptic has a unique platform technology and a valuable intellectual property estate," said Jonathan S. Leff, managing director, Warburg Pincus. "Our substantial equity commitment is designed to accelerate the Company's ongoing transformation into an integrated drug discovery and development organization." In conjunction with the financing, Mr. Leff and Stewart J. Hen, vice president, Warburg Pincus, will be elected to Synaptic's Board of Directors.

Under the agreement, Warburg Pincus will purchase later today $9.4 million of Series B preferred stock convertible into 2.2 million shares, or approximately 19.9% of the Company's common stock outstanding, at a conversion price of approximately $4.34 per share. Subject to shareholder approval, Warburg Pincus has committed to purchase up to an additional $1.6 million of Series B Preferred Stock and $30.0 million of Series C Preferred Stock at a conversion price of approximately $5.97. Assuming closing of the second tranche, the weighted average price will be $5.42. The Company has agreed to register for resale, under the Securities Act of 1933, as amended, common shares issuable upon conversion of the convertible preferred stock deemed issued in the financing.

Synaptic Pharmaceutical Corporation is a drug discovery company focused on GPCR receptors. The Company is using its large portfolio of patented GPCR targets to design improved drugs and to map biological pathways that may offer new ways to treat diseases. As of August 3, the Company is collaborating with Grunenthal GmbH on discovering compounds for the alleviation of pain and with Kissei Pharmaceutical Co., Ltd. in a functional genomics collaboration to identify novel G protein-coupled receptors that can provide new drug discovery targets for Kissei. For more information on the Company, please visit our web site at www.synapticcorp.com.

With over $10 billion under management and a further $5 billion available to invest, Warburg Pincus is among the largest private equity investment firms in the world. The firm has invested more than $11 billion in over 400 companies over the past 30 years. One of the world's leading direct equity investors in healthcare, Warburg Pincus has helped to build more than 35 biotechnology and biopharmaceuticals companies spanning a broad range of technologies and stages of development. For further information, please visit www.warburgpincus.com.

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include any statements relating to the future of the Company's drug discovery programs and patent estate and future cash and spending plans, statements regarding future growth and any other statements which are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of drug candidates, any unexpected adverse side effects or inadequate therapeutic efficacy of drug candidates that could slow or prevent product development efforts, competition within anticipated product markets, the uncertainty of product development in the pharmaceutical industry, the inability to license potential products or certain rights thereto to third parties, the uncertainty of patent protection for intellectual property or trade secrets and those risks and uncertainties detailed under the captions "Competition" and "Government Regulation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K"), as well as the risks and uncertainties disclosed under the captions "Early Stage of Product Development; Technological Uncertainty," "Dependence on Collaborative Partners and Licensees for Development, Regulatory Approvals, Manufacturing, Marketing and Other Resources" and "Uncertainties Related to Clinical Trials" as "Cautionary Statements" in the 2000 Form 10-K or detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements contained herein are reasonable, it can give no assurance that such expectations will prove to be correct. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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